EXHIBIT 10.9

PURCHASE FINANCE AGREEMENT

ENTERED INTO BY AND BETWEEN TITAN GENERAL AGENCY LTD. REPRESENTED HEREIN BY JOHN TOMLINSON on behalf of TITAN GENERAL AGENCY LTD., HEREINAFTER REFERRED TO AS THE “SELLER” AND HEMPACCO CO, INC, REPRESENTED BY SANDRO PIANCONE, HEREINAFTER REFERRED TO AS THE “PURCHASER", ACCORDING TO THE FOLLOWING:

RECITALS

1.- The SELLER declares, through Its legal representative, that:

a)	It is a legal entity duly incorporated in accordance to the laws of the British Virgin Islands.

b)	Its appearing representative holds sufficient power of attorney to represent the company, which have not been revoked or restricted in any form whatsoever.

c)

In accordance with the specifications made by the SELLER it has acquired and is the owner of the Machinery and Equipment identified in this Agreement's Sole Exhibit of this Agreement. Such Machinery and Equipment was acquired by the Company under the commission agreement related to this agreement.

d)

It wishes to sell the machinery and equipment described In section c) above to the PURCHASER, under the terms and conditions established herein (hereinafter referred to as the Machinery and Equipment for purposes of this Agreement).

e)	The Machinery and Equipment is free of any encumbrance.

11.- The PURCHASER declares, through Its legal representative, that:

a)	It is a legal entity duly incorporated in accordance to the laws of the United States of America.

b)	Its appearing representative holds sufficient powers of attorney to represent the company, which have not been revoked or restricted in any form whatsoever.

c)	It is aware of the current status and conditions of the Machinery and Equipment and accepts the Machinery and Equipment a s.

d)

It wishes to receive the Machinery and Equipment for purposes of using it for its commercial activities and it has determined that the Machinery and Equipment is adequate for its commercial activities.

11.- The Parties jointly declare that:

a)	They have all the proper and sufficient elements to fulfill their obligations contained herein.

b)	They mutually acknowledge the capacity with which to appear for the execution of this Agreement

c)	There has not been any error, bad faith, violence or fraud among them in the execution of this Agreement In light of the aforementioned, the Parties agree to the following terms:

Agreement In light of the aforementioned, the Parties agree to the following terms:

CLAUSES

FIRST, Purpose.- The SELLER grants the sale of the Machinery and Equipment to the PURCHASER, who receives it and which has been identified in Recital l, section c)above, in accordance to the terms and conditions herein established.

SECOND. Validity.- The parties agree that the term for this Agreement shall continue until such time as the total purchase price for the Machinery and Equipment which is US$1,500,000 has been paid In full. Notwithstanding the foregoing, the Parties agree that the PURCHASER shall pay in full the total purchase price of $1,500,000 USO within 18 months from the execution of this document Under this Agreement's terms and conditions, the agreements to purchase and manufacture product will continue based on current market prices which shall be mutually agreed from time to time.

THIRD. Finance Payments.- The PURCHASER hereby undertakes the obligation to pay for the machinery, the total purchase price of $1,500,000 listed in this Agreement's Sole Exhibit according to the total value of the machines. Payments will be paid monthly at $1.50 per pack (20 cigarettes) or 7.5 USO cents per stick produced on the Machinery and Equipment Payments shall be paid monthly by the 10111 of the month, for packs manufactured the prior month.

Until the purchase price is paid in full, Seller also agrees to manufacture all hemp smokables for the SELLER, at a price of $1.00 prepack of 20. This shall Include all materials (filer. paper, printing}, but not to Include hemp (bio mass).

PURCHASER has the right to pre-pay the US$1,500,000 purchase price at any time, less funds already transferred by Hempacco Co to Titan General Agency Ltd for hemp cigarettes already produced on the Equipment.

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FOURTH. Payment days. - Payments shall be paid monthly by the 10th of the month, for packs manufactured the prior month, through wire transfer to the bank account appointed by the SELLER for said purpose, in Dollars currency of the United States of America

Accounting - PURCHASER shall maintain records in sufficient detail for purposes of determining the amount of the lease payments made to SELLER for each Hemp cigarette produced on the Machinery and Equipment and shall provide to SELLER a written account of production that sets forth the manner In which the payment due calculated on or before the10th day of each month.

Right to Inspect.- SELLER or its agent, shall have the right to inspect PURCHASER'S records for the limited purpose of verifying the calculation of the payments made for Hemp cigarette production, subject to such restrictions as PURCHASER may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours upon not less than 48 hours’ notice by SELLER.

Audit - PURCHASER shall provide unfettered access to a _______________ (insert name), a member of the Hempacco Co. production staff in the manufacturing facility of sufficient seniority to have knowledge and access to production data in order to communicate directly to Titan General Agency Ltd details of the relevant production data on request

Default - In the event of a default by PURCHASER of any obligation in this Agreement. including any payment obligations, SELLER shall provide a written notice of default to PURCHASER, giving PURCHASER fifteen (15) days ("Cure Period1to cure such default Should PURCHASER fail to cure the default within the Cure Period, SELLER shall be immediately permitted to seize, repossess, or sell to a third party the Machinery and Equipment PURCHASER shall be responsible for all costs incurred by SELLER as a result of the seizure and/or repossession and/or sale to third party of the Machinery and Equipment, including but not limited to the following expenses: moving, shipping, packing, modifications, electrical, staffing, forklift, and trucking/shipping. Further, all monthly payments made by PURCHASER toward the purchase price shall be forfeited and PURCHASER shall not be entitled to a refund or credit for any past payments made.

FIFTH. Invoices. - The payment referred to in the above Clause shall be completed with the delivery of an invoice issued by the SELLER, based on information provided by the Purchaser, which shall contain requirements established by the applicable tax law including volumes of hemp cigarettes produced.

Also, the Parties agree that each of them shall take care of their respective tax obligations derived from this Agreement. including but not limited to, any other tax withholding due between the parties arising from any tax provision and/or international treaty.

SIXTH. Grace Period.- The Parties agree that the PURCHASER shall be entitled to a period of grace regarding the monthly payments for the Machinery and Equipment starting from the date of its reception, in the understanding that the monthly payments shall start upon the first month following the pickup of the Machinery and Equipment from Denver by the Purchaser, and calculated on the basis of the number of sticks manufactured at a price of 7.5 USO cents per stick and by March 2020 a minimum payment of no less than US$40,000 per month will be paid irrespective of volume of sticks manufactured on the Machinery and Equipment listed in the Appendix.

In Light of the above, the Parties agree that the SELLER shall make available the Machinery and Equipment as referenced in the sole exhibit in its Colorado location for pick upby the Purchaser on December 11, 2019.

SEVENTH. Use. - The authorized use for the Machinery and Equipment shall be exclusively for commercial use manufacturing hemp smokables.

EIGHTH. Sole Exhibit.-_The Machinery and Equipment subject to this agreement, identified in this Agreement’s Sole Exhibit reflects the entirety of the machinery and equipment under consideration in the agreement

NINTH. Delivery of the Machinery and Equipment. - The PURCHASER shall pick up the Machinery and Equipment at the place appointed by the SELLER and will be responsible for the safe dismantling and transport from the Colorado location to San Diego at the PURCHASER's exclusive cost The PURCHASER hereby acknowledges that the SELLER is the sole and exclusive owner of the Machinery and Equipment, until the full purchase price of $1,500,000 is paid in full.

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The PURCHASER hereby acknowledges and accepts that in accordance to the Appendixes that form the Sole Exhibit the Machinery and Equipment is rendered under its current as-ls conditions, and Purchaser acknowledges that it has inspected the Machinery and Equipment and Purchaser has determined the Machinery and Equipment is appropriate to perform all of the appropriate adjustments for its operation and working conditions.

TENTH. Modifications.- PURCHASER acknowledges that the Machinery and Equipment are exclusive property of the SEUER, which is why even though they currently are in good conditions, the PURCHASER shall be entitled to perform the necessary modifications, repairs, alterations and improvements to the Machinery and Equipment, always maintaining the proper operation and status of the Machinery and Equipment

Both Parties agree that any improvement that substantially alters the Machinery and Equipment or that becomes a permanent and Irremovable part of the same, shall be in the PURCHASER's benefit, once PURCHASER has paid the purchase price In full, and the SELLER shall not be obligated to pay any amount whatsoever for it. In the understanding that the PURCHASER shall be entitled at all moments to implement the necessary equipment and material, owned by it or by third parties, to perform its activities.

ELEVENTH. Maintenance.- The Parties agree that all minor or major maintenance and repair expenses for the Machinery and Equipment shall be on the Purchaser’s account as a consequence of its obligation to keep the assets subject of this agreement in good conditions.

TWELVTH. Territory.- For purposes of this Agreement, the geographical area in which the PURCHASER may use the Machinery and Equipment shall be in San Diego, CA. PURCHASER shall not relocate the Machinery and Equipment until the purchase price is paid in full.

THIRTHEENTH. Insurance. - PURCHASER agrees to have, directly or indirectly, an insurance policy for liability, theft and any other coverage for the Machinery and Equipment with limits of not less than $1,500,000 until the purchase price is paid in full. Until the purchase price is paid in full, PURCHASER shall list SELLER as an additional insured on the insurance policy(les).

PURCHASER acknowledges and accepts that it shall be solely responsible in case of any liability for damages to third parties or to the Machinery or Equipment in the event that the insurance does not cover, totally or partially, the mishap or eventuality of the Machinery and Equipment’s operation.

FOURTEENTH. PURCHASER's Obligations.- In addition to any other obligation herein contained, the PURCHASER undertakes the following obligations:

a)	Keep the Machinery and Equipment safe from any lien or encumbrance, present or future, during the validity of this Agreement and its e extensions

b)

Comply with all payments and/or extraordinary expenses related to the Machinery and Equipment during the validity of this Agreement and its extensions, as well as all others that guarantee the non-affectation of temporary use of the Machinery and Equipment to the SELLER, be it for failure or omission to comply with these obligations or matters beyond control of the Parties such as, but not limited to, legal action, lawsuits, claims, trials, fines, expropriation or requisition.

c}

Provide equal priority to production orders from Titan General Agency Ltd for production of Hemp Cigarettes on the equipment as to orders from Hempacco Co orders i.e., on an equal FIFO (First in First Out} basis.

d}

The Purchaser agrees to diligently use their best endeavors to protect the machinery from damage by excluding material from the Machinery and Equipment which is not of a sufficient standard and will choose to reject material from being used rather than prejudice the effectiveness of the machinery.

e)

Purchaser shall be responsible for all costs to dismantle Machinery and Equipment for shipment, including technical support, staff, forklift. equipment, etc., all shipping costs to San Diego, and all costs and expenses related to the installation and any needed warehouse modifications and total reinstallation.

f)	Maintain the Machinery and Equipment in good working order, conduct regular and required maintenance, and upkeep upon the Machinery and Equipment.

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FIFTHTEENTH. SELLER'S Obligations. - SELLER, additionally to its obligations herein contained, shall inform PURCHASER, as soon as possible, after it has become aware of;

a)	Any accident or incident in which the Machinery and Equipment is involved prior to PURCHASER's receipt of the Machinery and Equipment;

b)	Any substantial requirement or recommendation performed by any insurance broker or competent authority;

c)	Any withholding of the Machinery and Equipment or exercise of any encumbrance over the same, or its insurance, or any requisition of the Machinery and Equipment;

d)	Any accident or substantial injury toa third party caused by the Machinery or Equipment or in relation to them;

e)	Any other event that occurs regarding the Machinery and Equipment that affects or may affect the PURCHASER's rights.

SIXTEENTH. Non-Compliance. - Purchaser may not terminate this Agreement in case of non-compliance to any of its terms once the Machinery and Equipment has begun to be dismantled for relocation from Colorado to San Diego. This Agreement shall remain in effect until the purchase price is paid in full.

SEVENTEENTH. Survival of Obligations.- Termination of this Agreement shall not affect the validity and enforceability of the obligations that, by nature, legal provision or will of the Parties, may be demanded even after termination of this Agreement

EIGHTEENTH. Assignment of rights.- The Parties agree that they may assign, transmit and/or transfer their rights and/or obligations bestowed upon them in this Agreement, to any subsidiary, affiliate or partner of any of the Parties; in the understanding that in case the assignor be a different person, prior written consent from the other Party shall be required.

NINETEENTH. Confidentiality. - The Parties agree to keep the execution of this Agreement and all related information under strict confidentiality, including financial terms or payments to be performed according to this agreement; the Parties having to ensure that said information be kept confidential by any and all of its partners, legal representatives, attorneys- in-fact, employees and their families.

The Information that must be disclosed by any of the Parties regarding the same to authorities or official departments due to any procedure or defense of their interests or financing sources, when said disclosure is justified, shall not be considered as non-compliance.

TWENTYETH. Notices.- For purposes of this agreement, each and every notice, communication, circular or notification that has to be made to any of the parties shall be In writing and sent by email to the addresses below:

SELLER: [redacted]

PURCHASER: [redacted]

TWENTY FIRST. Force Majeure.- In case that compliance to any obligation herein contained, be it partial or total, is delayed, restricted or impaired due to force majeure; force majeure meaning the act or condition far beyond reasonable control from any of the Parties. The Party affected by those conditions, consequently impaired to meet said obligation, shall be exempt of its compliance, in the part and for the time that said delay, restriction or impairment continues and shall try to make its best efforts in order to avoid or remedy the situation and shall meet its obligations according to the provisions herein contained once said causes are over; in the understanding that this agreement shall remain in in full effect.

TWENTY SECOND. Modifications.- No addition, change or modification to this agreement shall be valid unless made In writing and signed by all of the appearing parties.

TWENTY THIRD. Complete Agreement. - The Parties agree that this agreement holds their express consent regarding the object. which is why any other verbal or written agreement, contract, covenantor negotiation held prior to the date of execution of this Agreement, shall have no legal effect as of this day.

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TWENTY FOURTH. Total Agreement.-The Parties agree that incase that any term or provision be declared null, non- existent or Inapplicable by competent authority, said provision shall not nullify nor invalidate the rest of the provisions herein contained.

This agreement constitutes the total agreement between the Parties regarding the object and leaves any other previous contract, agreement or understanding between the parties with no effect regarding said object

TWENTY FIFTH. Jurisdiction. - For any matter not regulated in this Agreement. the parties shall apply the dispositions related to movable assets defined in the Commercial Code, as well as the Lease Agreement regulated by the Civil Code of California. The prevailing party shall be awarded reasonable attorney’s fees and costs in any such action.

Also, the parties agree that in the case of Non-Compliance of payments the Lessor shall take possession of the Machinery and Equipment at the moment of the initial demand under the terms of Article UCC1 of the Commercial Code, in addition to any other remedies available.

For all matters related to the interpretation and compliance of this agreement, the parties hereby submit themselves to the provisions of the Civil Code for the State of California and to the jurisdiction of the competent Courts of the city of San Diego, California, wavering any other jurisdiction that may correspond to them due to their current or future addresses. The prevailing party shall be awarded reasonable attorney’s fees and costs in any such action, including appellate fees.

Having read this Agreement and fully aware of Its contents, value and reach, the Parties hereby execute it in 2 (two) sets, on December 3, 2019.

SELLER	PURCHASER

By /s/ John Tomlinson	By /s/ Sandro Piancone

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Appendix

Machinery and Equipment rendered in lease

MODEL        SERIAL NUMBER

SELLER	PURCHASER

/s/ John Tomlinson	/s/ Sandro Piancone
Legal Representative	Legal Representative

The Machinery and Equipment will be picked up from the Colorado location by the Purchaser.

An inventory of Machinery and Equipment constituting the full cigarette factory line will be compiled and ratified at that same time by a representative of the Seller and a representative of the Purchaser who will jointly cosign as legal representatives of their respective parties.

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